SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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Check the appropriate box:

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[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

Novellus Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOVELLUS SYSTEMS, INC.

4000 North First Street
San Jose, California 95134

March 15, 2004

To the Shareholders of Novellus Systems, Inc.:

      You are cordially invited to attend the Annual Meeting of Shareholders of Novellus Systems, Inc. (the “Company”) on April 16, 2004 at 8:00 a.m. The Annual Meeting will be held at the Company’s principal executive offices, 4000 North First Street, San Jose, California 95134.

      A description of the business to be conducted at the Annual Meeting is set forth in the attached Notice of Annual Meeting and Proxy Statement.

      Whether or not you plan to attend the Annual Meeting, please submit your proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by signing, dating and returning the enclosed proxy card promptly in the accompanying envelope. If you attend the Annual Meeting and wish to change your proxy vote, you may do so simply by voting in person at the Annual Meeting.

RICHARD S. HILL
Chairman of the Board and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
PROPOSAL NO. 1
ELECTION OF DIRECTORS
PROPOSAL NO. 2
RATIFICATION AND APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS
PROPOSAL NO. 3
SHAREHOLDER PROPOSAL REGARDING PROVISION OF NON-AUDIT SERVICES BY INDEPENDENT AUDITORS
PROPOSAL NO. 4 SHAREHOLDER PROPOSAL REGARDING EXECUTIVE COMPENSATION
OTHER INFORMATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
STOCK OPTION AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
OTHER MATTERS
ANNUAL REPORT ON FORM 10-K

NOVELLUS SYSTEMS, INC.

4000 North First Street
San Jose, California 95134

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 16, 2004

To the Shareholders of Novellus Systems, Inc.:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Novellus Systems, Inc. (the “Company”) will be held on April 16, 2004 at 8:00 a.m., at the Company’s principal executive offices, 4000 North First Street, San Jose, California 95134, for the following purposes:

1. To elect nine directors of the Company to serve for the ensuing year and until their successors are elected and qualified.

2. To ratify and approve the appointment of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 2004.

3. To consider a shareholder proposal regarding provision of non-audit services by independent auditors, if properly presented at the Annual Meeting.

4. To consider a shareholder proposal regarding executive compensation, if properly presented at the Annual Meeting.

5. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

      The foregoing items of business, including the nominees for directors, are more fully described in the Proxy Statement which is attached hereto and made a part hereof. The Annual Meeting will be open to shareholders of record, proxy holders, and others by invitation only. Beneficial owners of shares held by a broker or nominee must present proof of such ownership to attend the meeting.

      The Board of Directors has fixed the close of business on February 17, 2004 as the Record Date for determining the shareholders entitled to notice of and to vote at the 2004 Annual Meeting and any adjournment or postponement thereof.

For the Board of Directors,

ROBIN S. YIM
Secretary

San Jose, California

March 15, 2004

YOUR VOTE IS IMPORTANT

To ensure your representation at the meeting, you are urged to submit your proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by signing, dating and returning the enclosed proxy card promptly in the accompanying envelope. If you attend the meeting, you may vote in person even if you returned a proxy.

NOVELLUS SYSTEMS, INC.

4000 North First Street
San Jose, California 95134

PROXY STATEMENT

Annual Meeting of Shareholders

April 16, 2004

General Information

      The enclosed proxy is solicited on behalf of the Board of Directors of Novellus Systems, Inc. (the “Company”) for use at the Annual Meeting of Shareholders to be held on April 16, 2004 at 8:00 a.m. (the “Annual Meeting”), or at any adjournment or postponement thereof. The Annual Meeting will be held at the Company’s principal executive offices, 4000 North First Street, San Jose, California 95134.

      This Proxy Statement and the form of proxy are first being mailed to shareholders on or about March 15, 2004.

Revocability of Proxies

      Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (to the attention of Robin S. Yim, Secretary) a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. Attendance at the Annual Meeting in and of itself does not revoke a prior proxy.

Record Date, Share Ownership and Quorum

      Shareholders of record at the close of business on February 17, 2004 are entitled to vote at the Annual Meeting. At the record date, 153,098,276 shares of the Company’s Common Stock (the “Common Stock”), were issued and outstanding. The presence of a majority of these shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting.

Voting and Solicitation

      Each share outstanding on the record date is entitled to one vote. Under the Company’s cumulative voting provisions, each shareholder may cast his/her votes for a single nominee for director, or distribute among up to nine nominees a number of votes equal to nine multiplied by the number of shares held by such shareholder. However, cumulative voting will not be available unless, at the meeting, at least one shareholder has given notice of his or her intent to cumulate votes prior to the voting, and will apply only to those candidates whose names have been placed in nomination prior to the voting.

      If you are not planning on attending the Annual Meeting and voting your shares in person, your shares of Common Stock cannot be voted until either a signed proxy card is returned to the Company or voting instructions are submitted by using the Internet or by calling a specifically designated telephone number. Any shareholder may change his or her vote prior to the Annual Meeting by revoking his or her proxy or by (i) submitting a proxy bearing a later date, (ii) submitting new voting instructions via the Internet, or (iii) calling the specifically designated telephone number. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to provide voting instructions, and to confirm that instructions have been recorded properly. The Company believes the procedures which have been put in place are consistent with the requirements of applicable law. Specific instructions for shareholders of record who wish to use the Internet or telephone voting procedures are set forth on the enclosed proxy card.

      The cost of managing the proxy process will be borne by the Company. The Company has retained the services of Georgeson Shareholder Communications, Inc. (“Georgeson”) to assist in the solicitation of proxies for a fee not to exceed $8,000 plus any customary out-of-pocket expenses and service fees. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding proxy materials to such beneficial owners. Certain of the Company’s directors, officers and regular employees, without additional compensation, may also solicit proxies personally or by telephone, fax or telegram.

      The Inspector of Elections will tabulate votes cast by proxy or in person at the Annual Meeting with the assistance of Georgeson. The Inspector of Elections will also determine whether or not a quorum is present. Except with respect to the election of directors where cumulative voting is invoked and except in certain other specific circumstances not applicable to this Annual Meeting, the affirmative vote of a majority of shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) is required under California law for approval of proposals presented to shareholders. In general, California law also provides that a quorum consists of a majority of the shares entitled to vote, represented either in person or by proxy. The Inspector of Elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as not voting for purposes of determining the approval of any matter submitted to the shareholders for a vote. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted FOR the election of directors, FOR ratification and approval of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2004, AGAINST the shareholder proposal regarding provision of non-audit services by independent auditors, if properly presented at the Annual Meeting, AGAINST the shareholder proposal regarding executive compensation, if properly presented at the Annual Meeting and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be, with respect to the particular item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter (“broker non-votes”), those shares will be considered present and entitled to vote for purposes of determining a quorum but as not voting with respect to that matter. While there is no definitive specific statutory or case law authority in California concerning the proper treatment of abstentions and broker non-votes, the Company believes that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general statutory requirements in California concerning voting of shares and determination of a quorum.

Householding of Annual Meeting Materials

      Pursuant to a recently adopted Securities and Exchange Commission rule, some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Proxy Statement and annual report may have been sent to multiple shareholders in a shareholder’s household. The Company believes this “householding” rule will provide greater convenience for our shareholders, as well as cost savings for the Company by reducing the number of duplicate documents that are sent to shareholders’ homes.

      The “householding” election appears on the proxy card accompanying this proxy statement. If you wish to participate in the “householding” program, please indicate “YES” when voting your proxy. Your affirmative or implied consent will be perpetual unless you withhold it or revoke it. If you wish to continue to receive separate proxy statements and annual reports for each account in your household, you must withhold your consent to our “householding” program by so indicating when voting your proxy. Please note that if you do not respond, you will be deemed to have consented, and “householding” will begin 60 days after the mailing of this document.

      You may revoke your consent at any time by contacting ADP, either by calling toll-free (800) 542-1061, or by writing to ADP, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you revoke your consent you will be removed from the “householding” program within 30 days of receipt of your revocation and each shareholder at your address will receive individual copies of our disclosure documents.

Deadline for Receipt of Shareholder Proposals

      Requirements for Shareholder Proposals to be Brought Before an Annual Meeting. For shareholder proposals to be considered properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice therefor in writing to the Secretary of the Company. To be timely for the Company’s 2005 Annual Meeting of Shareholders, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company between December 30, 2004 and January 29, 2005. A shareholder’s notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the shareholder proposing such business, (iii) the class and number of shares of the Company beneficially owned by the shareholder, and (iv) any material interest of the shareholder in such business.

      Requirements for Shareholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Shareholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 and intended to be presented at the Company’s 2005 Annual Meeting of Shareholders must be received by the Company not later than November 15, 2004 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

      The authorized number of directors is currently fixed at nine, as set by the Board of Directors (the “Board” or “Board of Directors”) pursuant to the Bylaws of the Company. Accordingly, nine directors will be elected by the shareholders at the Annual Meeting. The nine nominees receiving the highest number of affirmative votes will be elected as directors. Unless otherwise instructed, the proxy holders will vote the proxies they receive for the nine nominees of the Board of Directors named below. In the event that any nominee of the Board is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders shall vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, with any required selection among such nominees to be determined by the proxy holders.

The Board of Directors recommends a vote FOR the nominees listed below.

Name of Nominee	Age	Principal Occupation	Director Since

Richard S. Hill	52	Chairman of the Board and Chief Executive Officer of the Company	1993
Neil R. Bonke	62	Co-founder of private venture capital partnership	N/A
Youssef A. El-Mansy	59	Retired Vice President, Director of Logic Technology Development, at Intel Corporation	N/A
J. David Litster	65	Professor of Physics at the Massachusetts Institute of Technology	1998
Yoshio Nishi	64	Professor of Electrical Engineering and Director of the Stanford University Nanofabrication Facility	2002
Glen G. Possley	63	Managing General Partner of Glen-Ore Associates, a consulting enterprise focused on the semiconductor business	1991
Ann D. Rhoads	38	Chief Financial Officer of Premier, Inc., a healthcare supply management company	2003
William R. Spivey	57	Retired President and Chief Executive Officer of Luminent, Inc.	1998
Delbert A. Whitaker	60	Retired Senior Vice President, Texas Instruments, Inc.	2002

      The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until his or her successor has been elected and qualified. The Company’s Bylaws provide that no person may be elected or run for reelection to the Board of Directors after having attained the age of 68 years. However, a person who was a director prior to March 16, 2001, may not be elected or run for reelection to the Board of Directors after attaining the age of 70 years. There is no family relationship between any director and any other director or executive officer of the Company.

      Mr. Hill has been Chief Executive Officer and a member of the Board of Directors of the Company since December 1993. In May 1996, he was appointed Chairman of the Board of Directors. From 1981 to 1993, Mr. Hill was employed by Tektronix, Inc., an electronics company, where he held positions such as President of the Tektronix Development Company, Vice President of the Test & Measurement Group, and President of Tektronix Components Corporation. Prior to joining Tektronix, Mr. Hill held engineering or management positions at General Electric, Motorola and Hughes Aircraft Company. Mr. Hill holds a bachelor’s degree in engineering from the University of Illinois and a master’s degree in business administration from Syracuse University. Mr. Hill is also a member of the Board of Directors of LTX Corp. and Agere Systems Inc. and of the University of Illinois Foundation.

      Mr. Bonke has been a private investor for the past six years and is the retired Chairman of the Board and Chief Executive Officer of Electroglas, Inc., a semiconductor test equipment manufacturer. He also serves on the Board of Directors of Sanmina-SCI Corporation, an electronics manufacturing services company. Mr. Bonke is a past director of the San Jose State University Foundation. Mr. Bonke holds a Bachelor of Science degree in Engineering and Technical Marketing from Clarkson University.

      Mr. El-Mansy recently retired as Vice President, Director of Logic Technology Development, at Intel Corporation where he was responsible for managing technology development, the processor design center for Intel’s Technology and Manufacturing Group and two wafer manufacturing facilities. Mr. El-Mansy has led microprocessor technology development at Intel for the past 20 years. Prior to joining Intel in 1979, Mr. El-Mansy held engineering positions at Bell Northern Research in Canada. Mr. El-Mansy holds Bachelor of Science and Masters degrees in Electronics and Communications from Alexandria University in Egypt and a Ph.D. in Electronics from Carleton University in Ottawa, Canada.

      Mr. Litster joined the Board of Directors in February 1998. Mr. Litster is a Professor of Physics at the Massachusetts Institute of Technology (“MIT”). He was Vice President and Dean for Research at MIT. From 1983 through 1988, he was the director of MIT’s Center for Materials Science and Engineering and from 1988 through 1992, he was the director of the Francis Bitter National Magnet Laboratory at MIT. Mr. Litster is a fellow of the American Physical Society, the American Academy of Arts and Sciences and the American Association for the Advancement of Science. In 1993, Mr. Litster was awarded the Irving Langmuir Prize by the American Physical Society. Mr. Litster holds a Bachelor of Engineering degree from McMaster University in Hamilton Ontario, Canada, and a Ph.D. in Physics from MIT.

      Mr. Nishi joined the Board of Directors in May 2002. Mr. Nishi is currently Professor of Electrical Engineering and Director of the Stanford University Nanofabrication Facility. Mr. Nishi joined Stanford University in May 2002 after serving as Director of Research and Development and Senior Vice President at Texas Instruments, Inc., a semiconductor company, from 1995 to 2002. Mr. Nishi joined Texas Instruments, Inc. in 1995 as Vice President and Director of Research and Development for the Semiconductor Group. From 1986 to 1995, Mr. Nishi held various senior management positions in research and development at Hewlett Packard Company. From 1969 to 1985, Mr. Nishi held various managerial positions at Toshiba Corporation. From 1986 to 2002, Mr. Nishi was a Consulting Professor in the Department of Electrical Engineering and served on the Advisory Committee for the Center for Integrated Systems at Stanford University. Since the 1993 academic year, Mr. Nishi has been teaching at Waseda University in Japan as a Visiting Professor of the Material Sciences and Engineering Department and the Electronic Communication Engineering Department for intensive courses. Mr. Nishi has served on a wide range of boards, committees and advisory boards including The Development Board and Executive Committee for the University of Texas, the Board of Directors of the Japan-America Society of Dallas/ Fort Worth, the Advisory Committee, Information Sciences & Technology, Lawrence Livermore National Labs and the Board of Directors of SEMATECH. Mr. Nishi holds a Bachelor of Science degree in Metallurgy from Waseda University and a Ph.D. in Electronics Engineering from the University of Tokyo.

      Mr. Possley joined the Board of Directors in July 1991. He is currently a managing general partner of Glen-Ore Associates. From October 1997 through December 1999, Mr. Possley was an associate consultant at N-Able Group. From March 1994 to September 1997, Mr. Possley was President of SubMicron Technology, PCL, a semiconductor wafer manufacturing company. From April 1992 to May 1994, he was Senior Vice President of Manufacturing at Ramtron International, a semiconductor company. From January 1991 to March 1992, he was Vice President, Operations at Sandisk, Inc., a manufacturer of solid state memory systems. From January 1986 to December 1990, Mr. Possley was Senior Vice President of Manufacturing for Philips Semiconductor, Inc., a semiconductor company. Prior to joining Philips, he was Vice President, Wafer Fabrication and Research and Development at United Technologies Mostek, and held management and engineering positions with Motorola, Inc., Texas Instruments, Inc., Fairchild Camera and Instrument

Corporation and the semiconductor division of General Electric Company. Mr. Possley is also a director of Catalyst Semiconductor, Inc. Mr. Possley holds a Bachelor of Science degree in Mathematics from Western Illinois University and a Ph.D. in Physical Chemistry from the University of Kentucky.

      Ms. Rhoads joined the Board of Directors in February 2003. She is currently Chief Financial Officer of Premier, Inc., a healthcare supply management company. From 1998 to 2000, she was Vice President, Strategic Initiatives at Premier, Inc. From 1993 to 1998, Ms. Rhoads was a Vice President of The Sprout Group, an institutional venture capital firm. Ms. Rhoads holds a Bachelor of Science degree in Finance from the University of Arkansas and a Masters degree from the Harvard Graduate School of Business Administration.

      Mr. Spivey joined the Board of Directors in May 1998. From 2000 to 2001 he was President, Chief Executive Officer and a Director of Luminent, Inc. From 1997 to 2000, he was Group President, Network Products Group of Lucent Technologies. From 1994 to 1997, he was Vice President of the Systems and Components Group of AT&T. From 1991 to 1994, he was the President of Tektronix Development Company and Group President at Tektronix, Inc. Previously, Mr. Spivey held managerial positions at Honeywell, Inc. and General Electric Corporation. Mr. Spivey also serves on the Board of Directors of Cascade Microtech, Inc., the Laird Group, Plc., Raytheon Company and Lyondell Chemical Company. Mr. Spivey holds a Bachelor of Science degree in Physics from Duquense University, a Masters degree in Physics from Indiana University of Pennsylvania and a Ph.D. in Management from Walden University.

      Mr. Whitaker joined the Board of Directors in March 2002. From 1968 to 2000, Mr. Whitaker was employed by Texas Instruments, Inc., a semiconductor company, where he held positions including Senior Vice President of Worldwide Analog and Standard Logic, Vice President of US Semiconductor Business, and various management positions in product departments, marketing and sales. Prior to joining Texas Instruments, Mr. Whitaker held an engineering position at General Electric. Mr. Whitaker holds a Bachelor of Science degree in Electrical Engineering from Texas A&M University where he is a member of the Engineering Advisory Board.

Director Emeritus

      The Board has elected D. James Guzy to serve as director emeritus effective following the Annual Meeting. As a director emeritus, Mr. Guzy will be invited to attend Board and committee meetings, but he will not have voting rights.

      Mr. Guzy has been a member of the Company’s Board of Directors since January 1990. Presently Mr. Guzy is the Chairman of both SRC Computer Corporation and PLX Technology, Inc. Since 1969, he has also served as the President of the Arbor Company, a limited partnership engaged in the electronics and computer industries. Mr. Guzy is a director of Intel Corporation, Cirrus Logic, Inc., LogicVision, Inc., Micro Component Technology, Inc., Davis Selected Group of Mutual Funds and Alliance Capital Management Technology Fund.

Board Meetings and Committees

      The Board of Directors of the Company held six meetings during 2003. During the last year, no incumbent director attended fewer than 75% of the meetings of the Board of Directors and its committees on which he or she served that were held during the period in which he or she was a director. The Board of Directors has an Audit Committee, a Stock Option and Compensation Committee and a Governance and Nominating Committee. The Company encourages, but does not require, its Board members to attend the annual shareholders meeting. All of the then-current members of the Board attended the 2003 Annual Meeting of Shareholders. The Board has determined that a majority of the current Board members, Ms. Rhoads and Messrs. Litster, Nishi, Possley, Spivey and Whitaker, are “independent” as that term is defined in Rule 4200 of the listing standards of the Marketplace Rules of the Nasdaq Stock Market, Inc. (“Nasdaq”). In addition, the Board has determined that both Mr. Bonke and Mr. El-Mansy, nominees standing for election at the 2004 Annual Meeting, also meet the independence requirements of Rule 4299 of Marketplace Rules of Nasdaq.

      Audit Committee. During 2003, Ms. Rhoads and Messrs. Guzy and Possley served on the Audit Committee, which held eight meetings over the course of the year. The Audit Committee oversees the accounting and financial reporting processes of the Company and audits of the Company’s financial statements. The Audit Committee appoints the Company’s independent auditors and is responsible for approving the services performed by the Company’s independent auditors and for causing the Company’s accounting principles and its system of internal accounting controls to be evaluated. The Audit Committee is composed solely of non-employee directors, as such term is defined in Rule 16b-3 under the Securities and Exchange Act of 1934, as amended, and the Board has determined that all members of the Audit Committee are “independent” as that term is defined in Nasdaq Marketplace Rule 4200(a)(15). The Board has further determined that Ms. Rhoads is an “audit committee financial expert” as defined by Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is independent as defined by Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act.

      The Audit Committee operates under a written charter that sets forth the functions and responsibilities of the committee. A copy of the charter can be viewed on the Company’s website at www.novellus.com.

      Stock Option and Compensation Committee. During 2003, Messrs. Litster, Nishi, Spivey and Whitaker served on the Stock Option and Compensation Committee. The Stock Option and Compensation Committee held five meetings during 2003. The Stock Option and Compensation Committee administers the issuance of stock and the granting of options to purchase stock of the Company pursuant to the Company’s stock plans and, in accordance with the terms of the respective stock plans, determines the terms and conditions of such issuances and grants. In addition, it reviews and approves the Company’s executive compensation policy.

      The Stock Option and Compensation Committee operates under a written charter that sets forth the functions and responsibilities of the committee. A copy of the charter can be viewed on the Company’s website at www.novellus.com.

      Governance and Nominating Committee. The Governance and Nominating Committee was formed in October 2003. During 2003, Messrs. Guzy, Whitaker, Nishi and Spivey served on the Governance and Nominating Committee, which held its initial meeting in January 2004. All members of the Governance and Nominating Committee are independent directors within the meaning of Nasdaq Rule 4200. The Governance and Nominating Committee monitors the size and composition of the Company’s Board of Directors. Prior to the Company’s annual meeting of shareholders, the Governance and Nominating Committee, pursuant to guidelines designed to highlight the necessary qualifications, assists the existing Board in selecting the candidates that will be presented to the Company’s shareholders for election to serve the Company until the next annual meeting. The Governance and Nominating Committee will consider and make recommendations to the Board of Directors regarding any shareholder recommendations for candidates to serve on the Board of Directors. However, the Governance and Nominating Committee has not adopted a formal process for that consideration because it believes that the informal consideration process has been adequate given the historical absence of shareholder proposals. The Governance and Nominating Committee will review periodically whether a more formal policy should be adopted. Shareholders wishing to recommend candidates for consideration by the Governance and Nominating Committee may do so by writing to the Secretary of the Company at 4000 North First Street, San Jose, California 95134, providing the candidate’s name, biographical data and qualifications, a document indicating the candidate’s willingness to act if elected, and evidence of the nominating shareholder’s ownership of the Company’s Common Stock at least 120 days prior to the next annual meeting to assure time for meaningful consideration by the Governance and Nominating Committee. There is no difference in the manner in which the Governance and Nominating Committee evaluates nominees for director based on whether the nominee is recommended by a shareholder. The Company does not pay any third party to identify or assist in identifying or evaluating potential nominees.

      In reviewing potential candidates to serve on the Board, the Governance and Nominating Committee considers experience in the semiconductor equipment industry, general business or other experience, the Company’s need for an additional or replacement director, the personality of the candidate, the candidate’s interest in the business of the Company, and numerous other subjective criteria. Of greatest importance is the individual’s integrity, willingness to be actively involved and ability to bring to the Company experience and knowledge in areas that are most beneficial to the Company. The Board intends to continue to evaluate candidates for election to the Board on the basis of the foregoing criteria.

      Both Mr. Bonke and Mr. El-Mansy are standing for election by the shareholders at the 2004 Annual Meeting after being recommended to the Board of Directors by the Governance and Nominating Committee in February 2004. The Governance and Nominating Committee initiated the review of these candidates, reviewed their qualifications and unanimously approved their recommendation to the Board of Directors. The full Board of Directors reviewed the Governance and Nominating Committee’s recommendations and unanimously approved the nomination of both candidates to stand for election at the 2004 Annual Meeting.

      The Governance and Nominating Committee operates under a written charter that sets forth the functions and responsibilities of the committee. A copy of the charter can be viewed on the Company’s website at www.novellus.com.

Communication Between Shareholders and Directors

      The Company’s Board of Directors does not currently have a formal process for shareholders to send communications to the Board of Directors. Nevertheless, every effort has been made to ensure that the views of shareholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to shareholders on a timely basis. The Board of Directors does not recommend that formal communication procedures be adopted at this time because it believes that informal communications are sufficient to communicate questions, comments and observations that could be useful to the Board. However, shareholders wishing to formally communicate with the Board of Directors may send communications directly to Richard S. Hill, Chairman of the Board, and/or William R. Spivey, Lead Director, c/o Novellus Systems, Inc., 4000 North First Street, San Jose, California 95134.

Director Compensation

      In February 2003, the Board established a revised compensation schedule for directors who are not employees of the Company (“Outside Directors”) consisting of an annual retainer of $30,000, a fee of $2,000 for each meeting of the Board of Directors attended, a fee of $1,000 for each meeting of a committee of the Board of Directors attended and an annual option grant of 18,000 shares of Common Stock under the Company’s 2001 Stock Incentive Plan. The exercise price per share of such options is 100% of the fair market value of the Common Stock on the date of grant of the option. Options granted have a maximum term of five years and are immediately exercisable. Pursuant to this policy regarding the granting of stock options to Outside Directors, on April 16, 2003, Ms. Rhoads and Messrs. Guzy, Litster, Nishi, Possley, Spivey and Whitaker, were each granted an option to purchase 18,000 shares of Common Stock at an exercise price of $27.02 per share.

PROPOSAL NO. 2

RATIFICATION AND APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

      The Board of Directors has selected Ernst & Young LLP, independent auditors, to audit the financial statements of the Company for 2004 and recommends that the shareholders ratify such selection. In the event that a majority of the outstanding shares are not voted in favor of ratification, the Board will reconsider its selection. Unless otherwise instructed, the proxy holders will vote the proxies they receive for the ratification of Ernst & Young LLP as the independent auditors for 2004. Ratification and approval of this proposal requires the affirmative vote of a majority of the shares of Common Stock voting on the proposal in person or by proxy. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

      Ernst & Young LLP has audited the Company’s financial statements since the year ended December 31, 1986.

Audit and Non-Audit Fees

      The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2003 and December 31, 2002 and fees billed for other services rendered by Ernst & Young LLP during those periods.

	Fiscal 2003	Fiscal 2002

Audit Fees(1)	$913,000	$833,000
Audit-Related Fees(2)	97,000	670,000
Tax Fees(3)
Tax Compliance Fees	1,075,000	584,000
Tax Consulting Fees	482,000	228,000
All Other Fees(4)	79,000	1,877,000

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advisory and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance and tax planning.

(4)	All Other Fees consist of fees for services other than the services reported above.

      In making its recommendation to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2004, the Audit Committee has considered whether services other than audit and audit-related services provided by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP and has determined that such services are so compatible.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

      The Audit Committee pre-approves all audit and permissible non-audit services provided by the Company’s independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval.

The Board of Directors recommends a vote FOR the ratification of Ernst & Young LLP as the Company’s independent auditors for 2004.

PROPOSAL NO. 3

SHAREHOLDER PROPOSAL REGARDING PROVISION OF

NON-AUDIT SERVICES BY INDEPENDENT AUDITORS

For the reasons stated below, the Board of Directors

recommends a vote AGAINST this shareholder proposal.

      The Company has been advised that the Sheet Metal Workers’ National Pension Fund, which holds 4,600 shares and has an address of Edward F. Carlough Plaza, 601 N. Fairfax Street, Suite 500, Alexandria, Virginia 22314, intends to submit the following proposal for consideration at the Annual Meeting:

RESOLVED: That the shareholders of Novellus Systems, Inc. (“Company”) request that the Board of Directors and its Audit Committee adopt a policy stating that the public accounting firm retained by our Company to audit the Company’s financial statements will perform only “audit” and “audit-related” work for the Company and not perform services generating “tax fees” and “all other fees” as categorized under U.S. Securities and Exchange Commission (“SEC”) regulations.

Statement of Support:

      The issue of auditor independence has been a major concern for investors and the markets since the demise of Enron. In response to numerous incidences of accounting fraud that shook the foundations of the corporate financial auditing and reporting system, both Congress and the SEC have responded with important reforms. However, we believe that more needs to be done to limit the potential impairment of auditor independence.

      The Sarbanes-Oxley Act (“Sarbanes-Oxley”) was a strong effort to deal with various aspects of the auditor independence issue. Sarbanes-Oxley enhanced the role of board audit committees in retaining and monitoring audit firms, while limiting the types of non-audit services that audit firms are permitted to perform for audit clients. The SEC followed-up with enhanced reporting requirements (Release No. 33-8133, May 6, 2003) that provide investors better insight into the range of services beyond audit services for which an audit firm is being utilized. The following categories of service fees must be reported: (1) Audit Fees; (2) Audit-Related Fees; (3) Tax Fees; and (4) All Other Fees.

      We believe important steps have been taken to protect auditor independence, but we also believe more needs to be done. The Congress and the SEC have acted. Now we think it is important that shareholders use the enhanced disclosure to protect the integrity of the financial reporting system.

      Fee disclosures indicate that our Company paid the firm retained to audit the Company’s financial statements more for non-audit services than for the audit work. Specifically, our Company paid more in combined fees for “audit-related,” “tax” and “all other” work performed by the audit firm than it did for the “audit” work performed by the firm. We believe this imbalance is unhealthy and a potential threat to auditor independence at our Company. Further, when this imbalance occurs we believe it is time for the Board’s Audit Committee to adopt a policy that addresses the issue.

      Our resolution presents a straightforward and effective response: The Board and the Audit Committee should adopt a policy that limits the public accounting firm retained to audit the Company’s financial statements to performing only “audit” and “audit-related” work. We believe that limiting the audit to providing only audit and audit-related services would be another positive step in protecting auditor independence.

      We urge your support for this reasonable measure to advance auditor independence.

Recommendation of the Board:

      Novellus’ Board of Directors believes that ensuring the credibility of the Company’s financial statements is one of its most important duties. To help ensure this credibility, the Company retains Ernst & Young LLP to perform audit services. The Company also retains Ernst & Young LLP for certain other services that it believes Ernst & Young LLP is best suited to perform. The decision to retain Ernst & Young LLP to perform non-audit services is only made after a determination: (i) that Ernst & Young LLP’s particular expertise and/or specific knowledge of the Company and its management and financial systems are likely to yield the best, most timely and most cost-effective results, and (ii) that the engagement is consistent with the maintenance of auditor independence. In 2003, the primary non-audit services provided by Ernst & Young LLP were tax services, consisting of tax compliance in the U.S. and overseas, advice on tax planning, advice on transfer pricing issues and tax assistance for expatriate employees.

      The Audit Committee of the Board of Directors reviews whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining auditor independence and reports to the full Board on auditor independence. The Audit Committee’s charter requires that the Audit Committee pre-approve all engagements of the Company’s independent auditors, including specific pre-approval of non-audit services, under the rules of the National Association of Securities Dealers and the Sarbanes-Oxley Act. The charter also requires that the Audit Committee verify that all auditor independence requirements of the Securities and Exchange Commission have been met. In each case, the Audit Committee considers whether the performance of non-audit services would impinge upon the independence of the Company’s auditors. The Audit Committee has not approved and will not approve any non-audit services that impinge upon the independence of the Company’s auditors.

      In 2002, Ernst & Young LLP billed the Company a total of $833,000 for audit services and $3,359,000 for non-audit services. By comparison, in 2003, Ernst & Young LLP billed the Company a total of $913,000 for audit services and $1,733,000 for non-audit services (comprised of $97,000 for audit-related services, $1,557,000 for tax services and $79,000 for other non-audit services). For a more detailed description of the fees billed by Ernst & Young LLP in 2003, see the information under “Proposal No. 2 — Ratification and Approval of Appointment of Independent Auditors.”

      In addition, the Sarbanes-Oxley Act prohibits the following nine types of non-audit services: (1) bookkeeping or other services related to the accounting records or financial statements of the audit client; (2) financial information systems design and implementation; (3) appraisal or valuation services, fairness opinions, or contribution-in-kind reports; (4) actuarial services; (5) internal audit outsourcing services; (6) management functions or human resources; (7) broker or dealer, investment adviser, or investment banking services; (8) legal services and expert services unrelated to the audit; and (9) any other service that the Public Company Accounting Oversight Board (an organization appointed and overseen by the Securities and Exchange Commission) determines, by regulation, is impermissible. The Sarbanes-Oxley Act does not prohibit any other types of non-audit services, including tax services. It merely requires audit committee pre-approval of such non-audit services and disclosure of these audit committee pre-approvals in a company’s periodic reports.

      Given the express prohibitions of the Sarbanes-Oxley Act and the protective policies already in place at the Company, the Company does not believe it is necessary to place an arbitrary limitation on senior management, the Audit Committee and the Board in exercising their business judgment for the selection of auditors or other outside vendors. The Board believes that it should retain discretion to engage Ernst & Young LLP to perform non-audit services permitted by the Sarbanes-Oxley Act provided that Ernst & Young LLP is best suited to perform these services, and the Board further believes that such discretion is consistent with auditor independence.

The Board of Directors recommends a vote AGAINST this shareholder proposal.

PROPOSAL NO. 4

SHAREHOLDER PROPOSAL REGARDING EXECUTIVE COMPENSATION

For the reasons stated below, the Board of Directors

recommends a vote AGAINST this shareholder proposal.

      The Company has been advised that the Massachusetts Laborers’ Pension Fund, which holds 1,000 shares and has an address of 14 New England Executive Park, Suite 200, P.O. Box 4000, Burlington, MA 01803-0900, intends to submit the following proposal for consideration at the Annual Meeting:

RESOLVED: That the shareholders of Novellus Systems, Inc., (“Company”) request that the Company’s Board of Directors and its Executive Compensation Committee replace the current system of compensation for senior executives with the following “Commonsense Executive Compensation” program including the following features:

1.	Salary. The chief executive officer’s salary should be targeted at the mean of salaries paid at peer group companies, not to exceed $1,000,000 annually. No senior executive should be paid more than the CEO.

2.	Annual Bonus. The annual bonus paid to senior executives should be based on well-defined quantitative (financial) and qualitative (non-financial) performance measures. The maximum level of annual bonus should be a percentage of the executive’s salary level, capped at 100% of salary.

3.	Long-Term Equity Compensation. Long-term equity compensation to senior executives should be in the form of restricted shares, not stock options. The restricted share program should utilize justifiable performance criteria and challenging performance benchmarks. It should contain a vesting requirement of at least three years. Executives should be required to hold all shares awarded under the program for the duration of their employment. The value of the restricted share grant should not exceed $1,000,000 on the date of grant.

4.	Severance. The maximum severance payment to a senior executive should be no more than one year’s salary and bonus.

5.	Disclosure. Key components of the executive compensation plan should be outlined in the Compensation Committee’s report to shareholders, with variances from the Common sense [sic] program explained in detail.

      The Commonsense compensation program should be implemented in a manner that does not violate any existing employment agreement or equity compensation plans.

Statement of Support:

      We believe that compensation paid to senior executives at most companies, including ours, is excessive, unjustified, and contrary to the interests of the Company, its shareholders, and other important corporate constituents. CEO pay has been described as a “wasteland that has not been reformed.” (Institutional Shareholder Services senior vice-president, Wall Street Journal, “Executive Pay Keeps Rising, Despite Outcry,” October 3, 2003). As of 2002, the CEO-worker pay gap of 282-to-1 was nearly seven times as large as the 1982 ratio of 42-to-1 according to the United for a Fair Economy’s Tenth Annual CEO Compensation Survey (“Executive Excess 2003 — CEO’s Win, Workers and Taxpayers Lose.”)

      We believe that it is long past time for shareholders to be proactive and provide companies clear input on the parameters of what they consider to be reasonable and fair executive compensation. We believe that executive compensation should be designed to promote the creation of long-term corporate value. The Commonsense executive compensation principles seek to focus senior executives, not on quarterly performance numbers, but on long-term corporate value growth, which should benefit all the important constituents of the Company. We challenge our Company’s leadership to embrace the ideas embodied in the

Commonsense proposal, which still offers executives the opportunity to build personal long-term wealth but only when they generate long-term corporate value.

For the reasons stated below, the Board of Directors

recommends a vote AGAINST this shareholder proposal.

Recommendation of the Board:

      Novellus’ Board of Directors strongly supports the concept of performance-based executive compensation policies that are designed to create long-term corporate and shareholder value. As part of its commitment to supporting performance-based executive compensation, the Board of Directors has appointed a Stock Option and Compensation Committee comprised solely of non-employee directors who meet: (1) all of the “independence” requirements under the rules of the National Association of Securities Dealers; (2) the definition of “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934; (3) the “outside director” requirements of Section 162(m) of the Internal Revenue Code; and (4) all other applicable regulatory requirements.

      The Stock Option and Compensation Committee of the Board of Directors reviews and approves the Company’s long-term corporate goals and objectives and evaluates the chief executive officer’s performance in light of such goals and objectives, both as a Committee and together with all other independent directors. In determining the long-term incentive component of the CEO’s compensation, the Committee gives particular consideration to the Company’s performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the Company’s CEO in past years. The Committee also makes recommendations to the independent members of the Board of Directors regarding compensation of other executive officers.

      Based upon its knowledge of the Company’s long-term goals and objectives, its responsibility to evaluate executive performance, and its independence, the Stock Option and Compensation Committee is best suited to determine reasonable and appropriate executive compensation. To limit the Committee’s flexibility by imposing arbitrary numerical limits, as the Massachusetts Laborers’ Pension Fund proposal seeks to do, would put the Company at a significant competitive disadvantage in the market to recruit and retain highly qualified executives who are critical to maximizing the Company’s long-term corporate and shareholder value.

      The proposal eliminates the Stock Option and Compensation Committee’s discretion to distinguish superior performance from lesser performance. Compensation based on performance and reward for merit aligns the interests of the Company and its shareholders more closely than does compensation based on the proposal’s arbitrary numerical limits.

      The proposal also weakens the link between performance and executive compensation by seeking to replace stock options with restricted stock. Options are an inherently performance-based form of compensation, as their value is contingent on the value of the Company. Option grants thus encourage executives to act as owners. In addition, replacing the stock option program with restricted stock grants would lead to significant adverse accounting consequences for the Company.

      The Charter of the Stock Option and Compensation Committee includes a commitment to annually prepare a report to shareholders detailing: (1) the criteria on which compensation paid to the CEO for the last completed fiscal year is based; (2) the relationship of such compensation to the Company’s performance; and (3) the Committee’s executive compensation policies applicable to executive officers. This report is included in the Company’s proxy statement and provides detailed disclosure reflecting the Committee’s particular knowledge of the Company’s goals and objectives and executive performance. The Board of Directors believes that the Stock Option and Compensation Committee report provides more substantial disclosure than the vaguely-defined “Commonsense” plan proposed by the Massachusetts Laborers’ Pension Fund.

      The Board of Directors and the Stock Option and Compensation Committee believe that preserving the flexibility to structure salary, annual bonuses, stock options and severance payments in an executive compensation arrangement is critical to the recruitment, retention and motivation of an effective and experienced management team and consistent with the promotion of long-term corporate goals and the maximization of shareholder wealth. For the reasons described above, imposing arbitrary numerical limits without reference to the goals and objectives of the Company, the accounting and tax consequences of the various arrangements and prevailing executive compensation practices in the semiconductor equipment industry in which the Company competes would not be in the best interests of the Company and its shareholders.

The Board of Directors recommends a vote AGAINST this shareholder proposal.

OTHER INFORMATION

Executive Officers

      In addition to Mr. Hill, the executive officers of the Company as of February 17, 2004, were as follows:

Name	Age	Position

Jeffrey Benzing	47	Executive Vice President
John Chenault	56	Vice President, Administration and Manufacturing Operations
Kevin Jennings	39	Vice President, Manufacturing Operations
Kevin Royal	39	Vice President, Chief Financial Officer
Sasson “Sass” Somekh	57	President
Thomas St. Dennis	50	Executive Vice President
Craig Stevens	43	Vice President, Engineering and Product Development
Wilbert van den Hoek	47	Executive Vice President

      Mr. Benzing joined the Company in November 1988 as Director of Special Projects. From July 1992 through June 1999, he served as the Company’s Vice President in charge of Product Development and from July 1999 through December 2001 he served as Executive Vice President, Systems Development, Engineering and Manufacturing Operations. He has held the position of Executive Vice President of the Deposition Business Group since January 2002. From 1984 to 1988, he was co-founder and Vice President of Engineering of Benzing Technologies. He held various positions at Hewlett Packard Company from 1979 to 1984. Mr. Benzing holds a Bachelor of Science degree from the University of California, Berkeley and a Masters from Stanford University, both in mechanical engineering.

      Mr. Chenault is currently Vice President, Administration and Manufacturing Operations. Mr. Chenault joined the Company in September 1991 as Vice President, Operations. From April 1993 through April 1996, he served as Vice President, Customer Satisfaction. From May 1996 to June 1997, he served as the Executive Vice President, Operations, and then as Executive Vice President, Business Operations until January 2002 when he was named Executive Vice President of Worldwide Sales and Service. From October 1988 to July 1991, he was the Vice President and General Manager of Veeco Instruments, an electronics company. From 1986 to October 1988, Mr. Chenault was Vice President and General Manager for Carroll Touch, a subsidiary of AMP, Inc., an electronics company. Mr. Chenault has also held various positions with Texas Instruments, Inc. and Recognition Equipment, Inc. Mr. Chenault holds a Bachelors degree in Economics and a Masters degree in Business from Western Illinois University.

      Mr. Jennings is currently Vice President, Manufacturing Operations. Mr. Jennings rejoined the Company in 2000, and most recently served as Vice President of Strategic Marketing. From 1998 to 2000, he was Vice President of Software Engineering at KLA-Tencor, and from 1990 to 1998, he held various positions at the Company in the software and controls area. From 1986 to 1990, Mr. Jennings worked in various engineering roles at Applied Materials, Inc. Mr. Jennings holds a Bachelor of Science degree from the DeVry Institute of Technology and a Masters degree in Business Administration from Pepperdine University.

      Mr. Royal was promoted to the position of Chief Financial Officer for the Company in January 2002. Mr. Royal joined the Company in 1996 where he has held various senior finance positions, the most recent being Vice President Finance, Corporate Controller. Prior to joining the company, Mr. Royal was with Ernst & Young LLP, in their Northern California high technology practice for over ten years. Mr. Royal received his Bachelor of Business Administration from Harding University and is a Certified Public Accountant in the state of California.

      Mr. Somekh joined the Company in January 2004 as President, a member of the Office of the CEO. Mr. Somekh’s responsibilities include driving new product development and the Company’s product line business units. Prior to joining the Company, Mr. Somekh worked for 23 years at Applied Materials, Inc., where he held several management positions, including Executive Vice President — Chairman of the Executive Committee. Mr. Somekh was also a member of the board of directors of Applied. Mr. Somekh received his Ph.D. in Electrical Engineering from the California Institute of Technology.

      Mr. St. Dennis joined the Company in July 2003 as Executive Vice President, Sales & Marketing, a member of the Office of the CEO. Mr. St. Dennis was President and Chief Executive Officer and a member of the board of directors of Wind River Systems, Inc., a supplier of embedded software and services, from September 1999 through June 2003. From July 1992 to September 1999, Mr. St. Dennis was employed at Applied Materials, Inc., where he last served as Group Vice President and President of the Planarization and Dielectric Deposition Products Business Group. From 1987 to 1992, Mr. St. Dennis was Vice President of Technology at the Silicon Valley Group, Inc., a semiconductor equipment manufacturer. From 1983 to 1987, he served as Vice President of Sales and Marketing at Semiconductor Systems, Inc., a semiconductor company. Mr. St. Dennis holds Bachelor of Science and Masters degrees in Physics from the University of California at Los Angeles.

      Mr. Stevens is currently the Vice President of Engineering and Product Development, and is responsible for managing the development of the Company’s new products. Since joining the Company in 1995 as Director of Automation, Mr. Stevens has held varying responsibilities, including overseeing the company’s 300 mm systems automation development and the development of the Company’s VECTORTM and INOVA® xT products. Before joining the Company, Mr. Stevens held various management positions at Applied Materials, Inc. and at Watkins-Johnson’s Semiconductor Equipment Group. Mr. Stevens holds a Bachelor of Science degree in Mechanical Engineering from California Polytechnical State University and a Masters degree in Mechanical Engineering from Stanford University.

      Mr. van den Hoek joined the Company in May 1990 as Director of Technology of Nippon Novellus Systems. From April 1996 through May 1997, he served as Vice President, HDP-CVD Business Unit. From June 1997 through June 1999, he served as Vice President, Dielectric Business Unit and is currently Chief Technical Officer and Executive Vice President, Integration and Advanced Development. From 1980 to May 1990, he held a variety of positions at the Philips Research Laboratories in Eindhoven, the Netherlands and Sunnyvale, California. The last position Mr. van den Hoek held at Philips was group manager of the Si Technology Research Group. Mr. van den Hoek received a Doctorandus in Chemistry from Rijks Universiteit Utrecht, the Netherlands.

      Officers serve at the discretion of the Board of Directors, until their successors are appointed. There are no family relationships among our executive officers or directors.

Executive Compensation

Summary Compensation Table

      The following table sets forth certain information concerning compensation of the Chief Executive Officer and the five other most highly compensated executive officers of the Company (collectively, the “named executive officers”).

							Long-Term
		Annual Compensation					Compensation Awards

					Restricted		Securities Underlying	All Other
		Salary			Stock		Options/SARs	Compensation
Name and Principal Position	Year	($)(1)	Bonus ($)		Award(s) ($)		(#)(2)	($)

Richard S. Hill	2003	$750,000	$—		$—		—	$29,630	(4)
Chairman of the Board	2002	709,615	449,247		1,462,000	(3)	300,000	24,779	(4)
and Chief Executive Officer	2001	692,308	—		—		300,100	31,002	(4)
Peter Hanley(5)	2003	425,000	—		—		—	12,890	(6)
President, retired	2002	400,096	142,585		—		40,000	13,742	(6)
	2001	345,288	—		—		100,100	8,074	(6)
John Chenault	2003	339,192	—		—		—	5,239	(9)
Vice President	2002	297,481	86,529		146,200	(7)	100,000	6,613	(9)
	2001	292,115	—		348,300	(8)	150,100	5,475	(9)
Jeffrey C. Benzing	2003	328,789	—		—		—	10,946	(12)
Executive Vice President	2002	273,490	48,344		146,200	(10)	100,000	9,195	(12)
	2001	268,558	—		185,760	(11)	125,100	8,213	(12)
Wilbert van den Hoek	2003	299,596	—		—		—	5,042	(15)
Executive Vice President	2002	273,490	60,149		146,200	(13)	100,000	4,895	(15)
	2001	268,558	—		185,760	(14)	175,100	4,877	(15)
Thomas St. Dennis(16)	2003	175,384	100,000	(17)	1,825,000	(18)	150,000	905	(19)
Executive Vice President	2002	—	—		—		—	—
	2001	—	—		—		—	—

(1)	With regard to fiscal year 2001 salary: (a) Mr. Hill accepted a 20% temporary salary reduction, (b) each of the other executive officers accepted a 15% temporary salary reduction effective August 2001, except Mr. Hanley who, in lieu of the 15% salary reduction, did not take a scheduled pay increase, and (c) in September 2001, Mr. Hanley accepted a 5% temporary salary reduction.

(2)	Amounts represent stock option grants. See Option/ SAR Grants in Last Fiscal Year table.

(3)	Represents a total of 50,000 shares granted to Mr. Hill pursuant to a Restricted Stock Purchase Agreement. Value is based on the price of the Company’s Common Stock at December 13, 2002 ($29.24). 50% of the shares vest when the Company achieves $2.5 billion in annual revenue and the remaining 50% vest on December 13, 2007. Should the Company not achieve $2.5 billion in annual revenue, 100% of the shares will vest on December 13, 2007.

(4)	Represents $4,002, $3,779 and $2,402 in life insurance premiums paid in 2003, 2002 and 2001, respectively, by the Company on behalf of Mr. Hill, $25,112, $21,000 and $28,600 in tax preparation and financial advisory fees paid in 2003, 2002 and 2001, respectively, by the Company on behalf of Mr. Hill, and $516 in country club membership dues reimbursed to Mr. Hill in 2003.

(5)	Mr. Hanley retired as the Company’s President in December 2003.

(6)	Represents $6,336, $5,942 and $5,074 in life insurance premiums paid in 2003, 2002 and 2001, respectively, by the Company on behalf of Mr. Hanley, and $6,554, $7,800 and $3,000 in tax preparation and financial advisory fees paid in 2003, 2002 and 2001, respectively, by the Company on behalf of Mr. Hanley.

(7)	Represents a total of 5,000 shares granted to Mr. Chenault pursuant to a Restricted Stock Purchase Agreement. Value is based on the price of the Company’s Common Stock at December 13, 2002 ($29.24). 50% of the shares vest when the Company achieves $2.5 billion in annual revenue and the remaining 50% vest on December 13, 2007. Should the Company not achieve $2.5 billion in annual revenue, 100% of the shares will vest on December 13, 2007.
(8)	Represents a total of 9,000 shares granted to Mr. Chenault pursuant to a Restricted Stock Purchase Agreement. Value is based on the price of the Company’s Common Stock at December 20, 2001 ($38.70). 50% of the shares vest when the Company achieves $2.5 billion in annual revenue and the remaining 50% vest on January 1, 2006. Should the Company not achieve $2.5 billion in annual revenue, 100% of the shares will vest on January 1, 2006.
(9)	Represents $3,239, $2,813 and $1,475 in life insurance premiums paid in 2003, 2002 and 2001, respectively, by the Company on behalf of Mr. Chenault, and $2,000, $3,800 and $4,000 in tax preparation and financial advisory fees paid in 2003, 2002 and 2001, respectively, by the Company on behalf of Mr. Chenault.

(10)	Represents a total of 5,000 shares granted to Mr. Benzing pursuant to a Restricted Stock Purchase Agreement. Value is based on the price of the Company’s Common Stock at December 13, 2002 ($29.24). 50% of the shares vest when the Company achieves $2.5 billion in annual revenue and the remaining 50% vest on December 13, 2007. Should the Company not achieve $2.5 billion in annual revenue, 100% of the shares will vest on December 13, 2007.
(11)	Represents a total of 4,800 shares granted to Mr. Benzing pursuant to a Restricted Stock Purchase Agreement. Value is based on the price of the Company’s Common Stock at December 20, 2001 ($38.70). 50% of the shares vest when the Company achieves $2.5 billion in annual revenue and the remaining 50% vest on January 1, 2006. Should the Company not achieve $2.5 billion in annual revenue, 100% of the shares will vest on January 1, 2006.
(12)	Represents $1,092, $895 and $877 in life insurance premiums paid in 2003, 2002 and 2001, respectively, by the Company on behalf of Mr. Benzing, and $9,854, $8,300 and $7,336 in tax preparation and financial advisory fees paid in 2003, 2002 and 2001, respectively, by the Company on behalf of Mr. Benzing.
(13)	Represents a total of 5,000 shares granted to Mr. van den Hoek pursuant to a Restricted Stock Purchase Agreement. Value is based on the price of the Company’s Common Stock at December 13, 2002 ($29.24). 50% of the shares vest when the Company achieves $2.5 billion in annual revenue and the remaining 50% vest on December 13, 2007. Should the Company not achieve $2.5 billion in annual revenue, 100% of the shares will vest on December 13, 2007.
(14)	Represents a total of 4,800 shares granted to Mr. van den Hoek pursuant to a Restricted Stock Purchase Agreement. Value is based on the price of the Company’s Common Stock at December 20, 2001 ($38.70). 50% of the shares vest when the Company achieves $2.5 billion in annual revenue and the remaining 50% vest on January 1, 2006. Should the Company not achieve $2.5 billion in annual revenue, 100% of the shares will vest on January 1, 2006.
(15)	Represents $988, $895 and $877 in life insurance premiums paid in 2003, 2002 and 2001, respectively, by the Company on behalf of Mr. van den Hoek, and $4,054, $4,000 and $4,000 in tax preparation and financial advisory fees paid in 2003, 2002 and 2001, respectively, by the Company on behalf of Mr. van den Hoek.
(16)	Mr. St. Dennis joined the Company in July 2003.
(17)	Represents $100,000 year-end bonus.
(18)	Represents a total of 50,000 shares granted to Mr. St. Dennis pursuant to a Restricted Stock Purchase Agreement. Value is based on the price of the Company’s Common Stock at July 17, 2003 ($36.50). 20% of the shares vest on July 8th of each year, beginning on July 8, 2004.
(19)	Represents $905 in life insurance premiums paid in 2003 by the Company on behalf of Mr. St. Dennis.

Option/SAR Grants in Last Fiscal Year

      The following table provides certain information with respect to stock options granted to the named executive officers in 2003:

Individual Grants

% of Total
		Options/			Potential Realizable Value
	Number of	SARs			at Assumed Annual Rates of
	Securities	Granted to	Exercise		Stock Price Appreciation for
	Underlying	Employees	Price per		Option Term(2)
	Options/SARs	in Fiscal	Share	Expiration
Name	Granted(#)	Year(1)	($/sh)	Date	5%($)	10%($)

Richard S. Hill	—	—	—	—	—	—
Peter Hanley	—	—	—	—	—	—
John Chenault	—	—	—	—	—	—
Jeffrey Benzing	—	—	—	—	—	—
Wilbert van den Hoek	—	—	—	—	—	—
Thomas St. Dennis	150,000	4.02%	$36.50	07/17/2013	$3,443,198	$8,725,740

(1)	Based on a total of 3,729,787 options granted to employees of the Company in 2003, including the named executive officers.

(2)	The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their terms, assuming the specified compounded rates of appreciation on the Company’s Common Stock over the term of the options. Actual gains, if any, on stock option exercise are dependent upon a number of factors, including the future performance of the Common Stock, overall stock market conditions and the timing of option exercises, if any. There can be no assurance that amounts reflected in this table will be achieved.

Aggregated Option/SAR Exercises in Last Fiscal Year

and Fiscal Year-End Option/SAR Values

      The following table sets forth certain information with respect to stock options exercised by the named executive officers during 2003, including the aggregate value of gains on the date of exercise. In addition, the table sets forth the number of shares covered by stock options as of December 31, 2003, and the value of “in-the-money” stock options, which represents the positive spread between the exercise price of a stock option and the market price of the shares subject to such option on December 31, 2003.

			Number of Securities
			Underlying		Value of Unexercised
			Unexercised Options/SARs		In-the-Money Options/SARs
			at Fiscal Year End(#)		at Fiscal Year End($)(1)
	Shares Acquired	Value
Name	On Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Richard S. Hill	250,000	$6,220,620	829,349	449,999	$10,160,264	$2,978,963
Peter Hanley	140,973	3,972,580	525,328	39,950	7,717,608	471,410
John Chenault	100,000	2,204,765	320,272	173,600	3,916,082	1,010,105
Jeffrey Benzing	50,210	1,177,106	369,625	164,175	5,395,630	1,004,515
Wilbert van den Hoek	—	—	488,875	189,175	8,309,685	1,088,265
Thomas St. Dennis	—	—	—	150,000	—	832,500

(1)	Calculated on the basis of the last reported sale price per share for the Company’s Common Stock on the Nasdaq National Market System of $42.50 on December 31, 2003.

Equity Compensation Plan Information

      The following table gives information about the Company’s Common Stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of December 31, 2003, including the Amended and Restated 1992 Stock Option Plan, the Amended and Restated 1992 Employee Stock Purchase Plan, the 2001 Stock Incentive Plan, the 2001 Non-Qualified Stock Option Plan, as amended, and the option plans and agreements assumed by the Company in connection with the acquisitions of GaSonics International Corporation (the “GaSonics Acquisition”) and SpeedFam-IPEC, Inc. (the “SpeedFam-IPEC Acquisition”).

	(a)		(c)
	Number of		Number of Securities
	Securities to be	(b)	Remaining Available for
	Issued Upon	Weighted-average	Future Issuance Under
	Exercise of	Exercise Price of	Equity Compensation
	Outstanding	Outstanding	Plans (excluding
	Options, Warrants,	Options, Warrants,	securities reflected in
Plan Category	and Rights	and Rights	column(a))

Equity compensation plans approved by security holders(1)	13,595,000	$30.51	6,213,623
Equity compensation plans not approved by security holders(2)(3)(4)	11,703,371	$35.45	514,028
Total	25,298,371	$32.80	6,727,651

(1)	Represents shares of the Company’s Common Stock issuable pursuant to the Company’s Amended and Restated 1992 Stock Option Plan, Amended and Restated 1992 Employee Stock Purchase Plan, and 2001 Stock Incentive Plan.

The Amended and Restated 1992 Stock Option Plan (the “1992 Plan”) was originally adopted by the Board of Directors in April 1992 and was approved by the shareholders in May 1992. The Board adopted amendments and restatements of the 1992 Plan in 1993, 1995, 1996, 1997, 1998 and 1999. These amendments and restatements were approved by the shareholders in 1994, 1995, 1996, 1997, 1998 and 2000. The 1992 Plan is administered by the Stock Option and Compensation Committee. Options granted pursuant to the 1992 Plan generally vest ratably over a four-year period on the anniversary of the date of grant or as determined by the Stock Option and Compensation Committee. Stock options expire ten years after the date of grant. The 1992 Plan expired in 2002 and options are no longer granted under the 1992 Plan. As of December 31, 2003, there were options outstanding to purchase 12,935,352 shares of the Company’s Common Stock under the 1992 Plan at a weighted average exercise price of $30.63 per share and no shares available for future issuance.

The Amended and Restated 1992 Employee Stock Purchase Plan (the “1992 ESPP”) was originally adopted by the Board and approved by the shareholders in May 1992. Amendments and restatements of the 1992 ESPP were adopted by the Board and approved by the shareholders in 1995, 1996, 1997, 1998, 1999 and 2002. The purpose of the 1992 ESPP is to provide participating employees of the Company with an opportunity to purchase Common Stock of the Company through payroll deductions. The 1992 ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code. The 1992 ESPP is implemented by one offering during each six-month period. The Board of Directors may alter the duration of the offering periods without shareholder approval. The price per share at which shares are sold under the 1992 ESPP is equal to the lower of (i) 85% of the fair market value of the Common Stock on the date of commencement of the six-month offering period, or (ii) 85% of the fair market value of the Common Stock on the last day of the offering period. The fair market value of the Common Stock on a given date is determined by the Board of Directors based upon the last sale price of the Common Stock on the Nasdaq National Market System as of such date. The purchase price of the shares is accumulated by payroll deductions during the offering period. The deductions may not exceed the lesser of (i) 15% of a participant’s eligible compensation, which is defined in the 1992 ESPP to include the regular straight time gross salary in effect at the beginning of the offering period, exclusive of any payments for overtime, shift premium, bonuses, commissions, incentive compensation, incentive payments, or other compensation, or (ii) $5,000 for each offering period. As of December 31, 2003, there were 687,771 shares available for future issuance under the 1992 Plan.

The 2001 Stock Incentive Plan (the “2001 Plan”) was originally adopted by the Board of Directors in March 2001 and approved by the shareholders in May 2001. The 2001 Plan is administered by the Stock Option and Compensation Committee. Options granted pursuant to the 2001 Plan generally vest ratably over a four-year period on the anniversary of the date of grant or as determined by the Stock Option and Compensation Committee. Options expire ten years after the date of grant. The stock options issued under the 2001 Plan shall have an exercise price of not less than 100% of the fair market value of the Common Stock on the date of grant of the option. Options are generally non-transferable. As of December 31, 2003, there were options outstanding to purchase 659,648 shares of the Company’s Common Stock under the 2001 Plan at a weighted average exercise price of $30.57 per share and 5,525,852 shares available for future issuance.

(2)	Includes 720,091 shares of the Company’s Common Stock issuable pursuant to option plans and agreements assumed pursuant to the GaSonics Acquisition and 43,341 shares of the Company’s Common Stock available for future issuance pursuant to option plans assumed pursuant to the GaSonics Acquisition. The option agreements were originally issued by GaSonics under the GaSonics International Corporation 1994 Stock Option/ Stock Issuance Plan, the Gamma Precision Technology 1998 Stock Option Plan and the GaSonics International Corporation 2000 Supplemental Stock Option Plan (collectively, the “GaSonics Plans”), which are described below.

Pursuant to the GaSonics Acquisition, the Company assumed the option agreements then outstanding under the GaSonics Plans (the “GaSonics Assumed Options”). The GaSonics Assumed Options are governed by the terms of the respective GaSonics Plan under which they were originally issued. In addition, any future options issued under the GaSonics Plans will be governed by the respective plan under which such options are issued. Options governed by the terms of the GaSonics Plans generally are non-transferable (with the exception of non-qualified stock options, which may be assigned) and expire no later than ten years from date of grant. Options generally are exercisable immediately, upon vesting. Shares of Common Stock issuable and/or exercised under the GaSonics Plans vest based upon years of service, generally four years. The GaSonics Plans, other than the Gamma Precision Technology 1998 Stock Option Plan, which was assumed by GaSonics when GaSonics acquired Gamma Precision Technology, were duly approved by the shareholders of GaSonics prior to the GaSonics Acquisition.

(3)	Includes 640,126 shares of the Company’s Common Stock issuable pursuant to option plans and agreements assumed pursuant to the SpeedFam-IPEC Acquisition and 443,199 shares of the Company’s Common Stock available for future issuance pursuant to option plans assumed pursuant to the SpeedFam-IPEC Acquisition. The option agreements were originally issued by SpeedFam-IPEC under the SpeedFam, Inc. 1991 Employee Incentive Stock Option Plan, as amended, the SpeedFam-IPEC, Inc. 1992 Stock Option Plan, as amended, the 1995 Stock Plan for Employees and Directors of SpeedFam-IPEC International, Inc., as amended, the 2001 Nonstatutory Stock Option Plan of SpeedFam-IPEC, Inc., and the Stand-Alone Nonstatutory Stock Option Agreement of SpeedFam-IPEC, Inc., dated June 14, 2001 (collectively, the “SpeedFam-IPEC Plans”), which are described below.

Pursuant to the SpeedFam-IPEC Acquisition, the Company assumed the option agreements then outstanding under the SpeedFam-IPEC Plans (the “SpeedFam-IPEC Assumed Options”). The SpeedFam-IPEC Assumed Options are governed by the terms of the respective SpeedFam-IPEC Plan under which they were originally issued. In addition, any future options issued under the SpeedFam-IPEC Plans will be governed by the respective plan under which such options are issued. Options governed by the terms of the SpeedFam- IPEC Plans generally are non-transferable and expire no later than ten years from date of grant. Options generally are exercisable immediately, upon vesting. Shares of Common Stock issuable and/or exercised under the SpeedFam-IPEC Plans vest based upon years of service, generally four years. The SpeedFam-IPEC Plans, other than the 2001 Nonstatutory Stock Option Plan of SpeedFam-IPEC, Inc. and the Stand-Alone Nonstatutory Stock Option Agreement of

SpeedFam-IPEC, Inc., dated June 14, 2001, were duly approved by the shareholders of SpeedFam-IPEC prior to the SpeedFam-IPEC Acquisition.

(4)	Includes 10,343,154 shares of the Company’s Common Stock issuable pursuant to option plans and agreements and 27,488 shares of the Company’s Common Stock available for future issuance pursuant to the Company’s 2001 Non-Qualified Stock Option Plan, which is described below.

The Board of Directors adopted the 2001 Non-Qualified Stock Option Plan (the “2001 Non-Qualified Plan”) in December 2001. The 2001 Non-Qualified Plan is administered by the Stock Option and Compensation Committee. Pursuant to the 2001 Non-Qualified Plan, the Stock Option and Compensation Committee may grant non-qualified stock options, at its discretion, to employees, independent contractors and consultants of the Company or any parent or subsidiary corporation of the Company. Only non-qualified stock options may be issued under the 2001 Non-Qualified Plan. Stock options may not be granted to officers and directors of the Company from the 2001 Non-Qualified Plan. Stock options shall be issued under the 2001 Non-Qualified Plan with an exercise price of not less than 100% of the fair market value of the Common Stock on the date of grant of the option. Options are generally non-transferable. The term of all options granted under the Plan shall not exceed ten years from the date of grant.

Employment Agreements

      Mr. Richard S. Hill. The Company and Mr. Hill are parties to an employment agreement dated October 1998 and amended in December 1999 and January 2004, which provides for an initial employment period of three years. The employment period automatically extends for additional one-year periods if Mr. Hill is employed on and after December 31 of each year. Mr. Hill’s annual base salary under the agreement was initially $382,885. As of January 1, 1999, Mr. Hill’s annual base salary was increased to $525,000. As of December 17, 1999, Mr. Hill’s annual base salary was increased to $615,000. As of December 15, 2000, Mr. Hill’s annual base salary was increased to $750,000. As of January 14, 2004, Mr. Hill’s annual base salary was increased to $775,000. The agreement also provides that Mr. Hill is eligible to participate in the Company’s benefit plans and to receive perquisites of employment, as established by the Company. In January 2004, the agreement was amended to provide that the Company no longer pays assessments for Mr. Hill’s country club membership, aside from reimbursement of expenses in accordance with Company procedures for the normal course of contact with customers. In March 2000, Mr. Hill repaid the Company in full for two relocation loans. The accrued interest on those loans was forgiven by the Company. In an effort to cut costs in fiscal 2002, Mr. Hill accepted a 20% temporary salary reduction, effective August 2001. Mr. Hill’s temporary salary reduction remained in effect until April 2002.

      The agreement may be terminated by the Company or by Mr. Hill at any time. If the agreement is terminated by the Company for “Cause” (as defined therein) or by Mr. Hill “Not for Cause” (as defined therein), no further rights to compensation or benefits accrue to Mr. Hill. However, in the event Mr. Hill terminates his employment “Not for Cause,” Mr. Hill (and his qualified dependents) shall receive continued health insurance coverage under the Company’s officer retirement health benefit program, without regard to any age or length of service limitations for that program. If the agreement is terminated by reason of Mr. Hill’s death, the Company shall continue to pay Mr. Hill’s salary and benefits to Mr. Hill’s estate through the second full month after Mr. Hill’s death. If the agreement is terminated by reason of Mr. Hill’s disability (as defined therein), the Company shall continue to employ Mr. Hill at 66 2/3% of his base salary at the time of disability and shall include Mr. Hill in the Company’s health insurance benefit plans until he reaches age 65. If the agreement is terminated by the Company “Not for Cause” or if Mr. Hill resigns for “Good Reason” (as defined therein), Mr. Hill will receive (i) the greater of a severance payment equal to two years of his then current base salary, or his base salary through the expiration date of the agreement, which will be paid to Mr. Hill in the form of salary continuation for two years (the “Severance Period”) payable on the Company’s normal payroll schedule; (ii) annual bonus payments equal to 150% of his then current base annual salary during the Severance Period, payable in any year in which any bonus payments are made by the Company to any other employees; (iii) payment of health insurance premiums in accordance with the Company’s officer retirement health benefit program without regard to any age or length of service limitations for that program;

(iv) continued vesting of his stock options through the Severance Period, with vested options to be exercised within three years following the end of the Severance Period (during which time Mr. Hill will serve as a consultant to the Company); and (v) immediate vesting of his restricted stock award such that the Company’s right to repurchase such restricted stock shall immediately lapse. Payments during the Severance Period are conditioned upon Mr. Hill’s observance of certain obligations not to compete with the Company.

      Mr. Sasson “Sass” Somekh. In January 2004, the Company entered into an employment agreement with Mr. Somekh pursuant to which the Company retained Mr. Somekh as President for an annual base salary (subject to adjustment) of $475,000. The Company will also pay one hundred percent of the cost of coverage for Mr. Somekh and a portion of the cost of coverage for Mr. Somekh’s dependents in accordance with the terms of the Company’s health, dental, vision, life and long-term disability insurance programs. As a senior member of the Company’s executive team, Mr. Somekh is entitled to unlimited use of the Company’s executive financial counselors at no cost to Mr. Somekh for the course of his employment at the Company and to the use of Ernst & Young LLP to prepare his personal tax returns.

      Mr. Thomas St. Dennis. In June 2003, the Company entered into an employment agreement with Mr. St. Dennis pursuant to which the Company retained Mr. St. Dennis as Executive Vice President, Sales & Marketing, for an annual base salary (subject to adjustment) of $380,000. The Company will also pay one hundred percent of the cost of coverage for Mr. St. Dennis and a portion of the cost of coverage for Mr. St. Dennis’ dependents in accordance with the terms of the Company’s health, dental, vision, life and long-term disability insurance programs. As a senior member of the Company’s executive team, Mr. St. Dennis is also entitled to unlimited use of the Company’s executive financial counselors at no cost to Mr. St. Dennis.

      Mr. Peter Hanley. In June 1992, the Company entered into an employment agreement with Mr. Hanley pursuant to which the Company retained Mr. Hanley as its Executive Vice President, Sales and Marketing for an annual salary (subject to adjustment) of $200,000, plus a bonus to be determined by the Board of Directors. Mr. Hanley was promoted to the position of President in May 2001. Mr. Hanley’s salary was not reduced in August 2001, because he agreed to delay a scheduled salary increase in lieu of the 15% temporary salary reduction approved by management. However, Mr. Hanley did accept a 5% temporary salary reduction in September 2001. In the event the Company terminated Mr. Hanley’s employment without cause, the Company was required to pay Mr. Hanley up to twelve months of salary after the six-month notice period and to provide continued life, disability and medical benefits during such period. In the event Mr. Hanley voluntarily terminated his employment, unless he commenced employment with a competitor, the Company was required to pay his salary and provide continued benefits during the six-month notice period. In the event of termination of Mr. Hanley’s employment, certain adjustments were to be made to the vesting schedule of Mr. Hanley’s options.

      In December 2003, in connection with Mr. Hanley’s retirement as an officer of the Company, the Company and Mr. Hanley entered into a part-time employment agreement. The part-time employment agreement supercedes all prior employment, retirement and severance agreements between the Company and Mr. Hanley. Pursuant to the terms of the part-time employment agreement, Mr. Hanley received $325,000 of his one-time bonus payment of $650,000 on January 1, 2004. Mr. Hanley is to receive an additional $162,500 of his bonus payment on January 1, 2005, $81,250 of his bonus payment on January 1, 2006 and $81,250 of his bonus payment on January 1, 2007. The part-time employment agreement also provides that Mr. Hanley will be paid $50,000 per year as a part-time employee from January 1, 2004 until January 31, 2007. Mr. Hanley’s unvested stock options will continue to vest until December 31, 2007 and he may exercise his stock options until the earlier of their contractual termination or March 30, 2008. The Company will continue to pay one hundred percent of the cost of Mr. Hanley’s medical, dental, vision, life and long-term disability insurance coverage and a portion for his dependents until December 31, 2007. Mr. Hanley and his spouse will receive medical, dental and vision insurance coverage for life after December 31, 2007. During the term of the part-time employment agreement, Mr. Hanley is prohibited, without the prior written consent of the Company, from (i) undertaking or performing any work for a competitor or potential competitor of the Company; or (ii) engaging in any other business activity that might interfere with his duties and responsibilities at the

Company or create a conflict of interest with the Company. In the event that the Company determines that Mr. Hanley has undertaken or actually performed any work which conflicts or impedes successful accomplishment of the purposes of the part-time employment agreement, then the Company reserves the right to terminate the agreement for cause and adjust Mr. Hanley’s December 31, 2007 termination date to the date he received written termination for cause. Any violation of the part-time employment agreement will result in forfeiture of all compensation, including any otherwise accrued bonus, set forth in the agreement.

      Mr. Asuri Raghavan. In January 2001, the Company entered into an employment agreement with Mr. Raghavan pursuant to which the Company retained Mr. Raghavan as Executive Vice President of its Surface Integrity Group for an annual base salary (subject to adjustment) of $330,000, plus a one-time hire-on bonus of $100,000 and an additional bonus to be determined by the Board of Directors. Also in January 2001, the Company, pursuant to the acquisition of GaSonics, assumed the balance of an interest-free loan, which was originally $250,000, made by GaSonics to Mr. Raghavan pursuant to his 1998 offer letter from GaSonics. In 2001 and 2002, $127,673 and $127,706, respectively, were forgiven pursuant to the terms of the loan. As of December 31, 2002 there were no amounts outstanding under the loan. In fiscal 2002, Mr. Raghavan accepted a 15% temporary salary reduction effective August 2001, as part of the Company’s effort to cut costs. Upon Mr. Raghavan’s termination other than for cause or Mr. Raghavan’s resignation for good reason, the Company was required to pay Mr. Raghavan two years of salary and an annual bonus payment of up to 100% of Mr. Raghavan’s total target bonus amount. In addition, certain adjustments were to be made to the vesting schedule of Mr. Raghavan’s options.

      On February 5, 2003, in connection with Mr. Raghavan’s retirement, the Company and Mr. Raghavan entered into a Separation Agreement (the “Raghavan Agreement”). Pursuant to the Raghavan Agreement, the Company agreed to (i) a continuation of Mr. Raghavan’s base salary for a period of two years and a payment of up to 100% of his total target bonus, (ii) continued vesting of Mr. Raghavan’s stock option granted on January 11, 2001 in the amount of 300,000 shares for a period of two years or until fully vested, whichever comes first, (iii) two years of continued vesting of any additional stock options granted to Mr. Raghavan by the Company, and (iv) payment of Mr. Raghavan’s COBRA benefits until March 31, 2003, should Mr. Raghavan elect to continue his benefits under COBRA (collectively, the “Severance Benefits”). In return for the Severance Benefits, Mr. Raghavan agreed to a general release and he further agreed not to disclose or misappropriate any of the Company’s trade secrets or other confidential and proprietary information.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The Company leases an aircraft from a third-party entity wholly owned by Richard S. Hill, our Chairman and Chief Executive Officer. Under the aircraft lease agreement, the Company incurred lease expense of approximately $789,025 through December 31, 2003. The Board of Directors authorized the Company to commission an accounting firm to conduct a study of lease rates for similar aircraft. The results of this study confirmed that rates charged by the third-party entity are comparable to amounts charged by third-party commercial charter companies for similar aircraft.

      During 2003, a member of the Board of Directors, D. James Guzy, was also a member of the Board of Directors of Intel Corporation, which was and is a significant customer of the Company.

      Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Stock Option and Compensation Committee Report, the Audit Committee Report and the Performance Graph shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be deemed to be incorporated by reference into any such filings under the Securities Act or the Exchange Act.

STOCK OPTION AND COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

Compensation Philosophy

      The Company applies a consistent philosophy to compensation for all employees, including senior management. This philosophy is to recognize effort, but pay for performance. The Company establishes aggressive goals and objectives at the beginning of each year, and incentivizes its employees and management by awarding a percentage of their compensation based on achieving these goals and objectives. By linking compensation to performance, the Company seeks to ensure that the interests of its employees are closely aligned with those of its shareholders.

      The Company recognizes that competition for qualified personnel within the semiconductor industry is intense. A competitive total compensation package is necessary to attract, motivate, and retain employees of the highest caliber.

Compensation Vehicles

      Compensation at the Company has three principal components: Salary, Cash Bonuses, and Equity Compensation.

Salary

      The Company targets base salaries at the 50th percentile of comparable companies within the semiconductor industry as well as other high-technology firms. To ensure this position, the Company consults surveys that track other leading companies, many of whom are included in the RDG Technology Composite Index.

Cash Bonuses

      The Company includes all of its employees in the rewards of achieving its financial targets. Profit Sharing is paid to all employees who do not participate in a separate cash incentive program. Bonus participation is targeted at top management performers within the Company, and payments are designed to be a significant part of their compensation. Bonuses are based upon achievement of corporate goals and individual objectives. Corporate goals are expressed in a financial plan that includes profitability targets as well as other goals, such as the asset turnover ratio (total shipments normalized to total assets minus cash and investments). Individual objectives depend on the role of each employee in the Company, and include such matters as sales within a particular market or to specific customers, inventory turns and technological achievements. If the Corporate goals are achieved, bonuses are approved by the Board of Directors and distributed to the participating executive officers and employees based on the achievement of their individual performance objectives.

Equity Compensation

      In addition to cash bonuses, the Company intends to utilize grants of restricted shares and awards of stock bonuses to provide additional long-term incentives for the named executive officers and other employees. Stock option grants are also used to provide additional incentives for these individuals and the stock option grant guidelines are reviewed annually to ensure their competitiveness. Participation in the program is based on industry competitive practices, the employee’s individual performance, and the employee’s ranking within the Company. The Company offers these incentives to participating employees in a manner that is consistent with the Company’s long-term goals and objectives through equity ownership.

Performance Measures and CEO and Executive Compensation

      Mr. Hill’s base salary for the fiscal year ending December 31, 2003 was established at $750,000. His base salary was established in part by comparing the base salaries of chief executive officers at other companies of similar size.

      The bonus awarded to Mr. Hill is based on achievement of corporate goals. The criterion for payment of bonuses for fiscal 2003 was calculated based upon net after-tax profits and asset turns. Because the net profit after-tax threshold approved by the Board was not achieved, Mr. Hill as well as the executives eligible for cash incentive compensation did not receive bonuses. The other employees did not receive profit sharing.

      No restricted stock or stock option grants were made to Mr. Hill in fiscal 2003.

Compensation Policy Regarding Deductibility

      It is the Company’s policy to make reasonable efforts to cause executive compensation to be eligible for deductibility under section 162(m) of the Internal Revenue Code. Under Section 162(m), the federal income tax deductibility of compensation paid to the Company’s Chief Executive Officer and to each of its four other most highly compensated executive officers may be limited to the extent that such compensation exceeds $1 million in any one year. Under Section 162(m), the Company may deduct compensation in excess of $1 million if it qualifies as “performance-based compensation,” as defined in Section 162(m).

      In the recent past, compensation paid to the Company’s Chief Executive Officer and to each of its four other most highly compensated executive officers has been deductible by the Company even though certain compensation may not have qualified as “performance-based compensation.” However, it is possible that non-qualifying compensation paid to the Company’s executive officers may exceed $1 million in a taxable year and therefore limit the deductibility by the Company of a portion of such compensation.

      The Company does not expect base salary cash compensation paid to each of the Company’s executive officers subject to Section 162(m) to exceed $1 million for fiscal 2004, and therefore expects all such cash compensation to be deductible.

Submitted by the Stock Option and
Compensation Committee of the
Board of Directors

J. David Litster
Delbert A. Whitaker
William R. Spivey
Yoshio Nishi

AUDIT COMMITTEE REPORT

      The Audit Committee assists the Company’s Board in fulfilling its responsibilities to the Company’s shareholders with respect to the Company’s outside auditor and corporate accounting and reporting practices as well as the quality and integrity of the Company’s financial statements and reports. Since the effective date of the Sarbanes-Oxley Act of 2002, the Committee has become responsible for the appointment, compensation and oversight of the work of the Company’s independent auditors.

      The Committee held eight meetings during fiscal year 2003 and four meetings in fiscal year 2004 during the period prior to the date of this Proxy Statement.

      With regard to the fiscal 2003 audit, the Committee discussed with the Company’s independent auditors the scope, extent and procedures for their audit. Following completion of the audit, the Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, the cooperation received by the auditors during the audit examination, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

      Management has the primary responsibility for the Company’s financial statements, reporting process and systems of internal controls. In fulfilling its responsibilities, the Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management. Discussion topics included of the quality and acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

      The independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The Committee reviewed and discussed with the independent auditors their judgments as to the quality and acceptability of the Company’s accounting principles and such other matters as are required to be discussed under generally accepted auditing standards pursuant to Statement of Auditing Standards No. 61. In addition, the Committee received from the independent auditors written disclosures regarding their independence as required by the Independence Standards Board, discussed with the independent auditors the auditors’ independence from management and the Company, and considered the compatibility of non-audit services with the auditors’ independence.

      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

      In addition, the Committee approved the appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal 2004, and the Board of Directors concurred with such selection. The Audit Committee has recommended to the shareholders that they ratify the selection of Ernst & Young LLP as the Company’s independent auditors for fiscal 2004.

      Finally, the Committee reviewed management’s preparation for compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Submitted by the Audit Committee of
the Board of Directors

D. James Guzy
Ann D. Rhoads
Glen G. Possley

PERFORMANCE GRAPH

      The following line graph compares the yearly percentage change in (i) the cumulative total shareholder return on the Company’s Common Stock since December 31, 1998 with (ii) the cumulative total shareholder return on (a) the Standard & Poor’s 500 Index, and (b) the RDG Technology Composite Index. The comparison assumes an investment of $100 on December 31, 1998 and reinvestment of dividends, if any. The stock price performance shown on the graph is not necessarily indicative of future price performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG NOVELLUS SYSTEMS, INC., THE S&P 500 INDEX
AND THE RDG TECHNOLOGY COMPOSITE INDEX

Cumulative Total Return

	12/98	12/99	12/00	12/01	12/02	12/03

Novellus Systems, Inc	$100.00	$247.54	$217.83	$239.11	$170.20	$254.87
Standard & Poor’s 500 Index	100.00	121.04	110.02	96.95	75.52	97.18
RDG Technology Composite Index	100.00	157.96	117.38	104.39	76.77	104.01

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth the beneficial ownership of the Company’s Common Stock as of February 17, 2004 as to (a) each director and nominee, (b) each named executive officer, (c) all current officers and directors as a group, and (d) each person known by the Company, as of December 31, 2003, to beneficially own more than 5% of the outstanding shares of its Common Stock.

	Beneficial Ownership(1)

Beneficial Owner	Number of Shares	Percent of Total

AIM Management Group Inc.(2)	8,015,359	5.24%
11 Greenway Plaza, Suite 100 Houston, TX 77046
Richard S. Hill(3)	1,019,348	*
Jeffrey Benzing(4)	600,296	*
Wilbert van den Hoek(5)	586,433	*
Peter Hanley(6)	567,549	*
John Chenault(7)	366,711	*
Glen G. Possley(8)	110,000	*
William R. Spivey(9)	74,000	*
J. David Litster(10)	70,000	*
Thomas St. Dennis(11)	50,000	*
Yoshio Nishi(12)	28,000	*
Delbert Whitaker(13)	28,000	*
Ann D. Rhoads(14)	18,000	*
Youssef A. El-Mansy	—	*
Neil R. Bonke	—	*
All current officers and directors as a group (16 persons)(15)	4,026,055	2.57%

*	Less than one percent (1%)

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of February 17, 2004 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Applicable percentages are based on 153,098,276 shares outstanding on February 17, 2004, adjusted as required by the rules. To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

(2)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2004, AIM Management, Inc., a Delaware corporation, has sole voting and dispositive power with respect to 8,015,359 shares of the Company’s Common Stock as of December 31, 2003.

(3)	Includes (i) options to purchase an aggregate of 862,937 shares which will be fully vested and exercisable within 60 days of February 17, 2004, (ii) 50,000 shares subject to further vesting restrictions, (iii) 5,256 shares held by Mr. Hill’s spouse, and (iv) options to purchase an aggregate of 23,178 shares held by Mr. Hill’s spouse which will be fully vested and exercisable within 60 days of February 17, 2004.

(4)	Includes (i) options to purchase an aggregate of 382,125 shares which will be fully vested and exercisable within 60 days of February 17, 2004, (ii) 9,800 shares subject to further vesting restrictions, (iii) 8,075 shares held by Mr. Benzing’s spouse, (iv) 12,000 shares held by Mr. Benzing’s spouse subject to further vesting restrictions, and (v) options to purchase an aggregate of 175,600 shares held by Mr. Benzing’s spouse which will be fully vested and exercisable within 60 days of February 17, 2004.

(5)	Includes (i) options to purchase an aggregate of 501,375 shares which will be fully vested and exercisable within 60 days of February 17, 2004, (ii) 9,800 shares subject to further vesting restrictions, (iii) 2,009 shares held by Mr. van den Hoek’s spouse, and (iv) options to purchase an aggregate of 1,600 shares held by Mr. van den Hoek’s spouse which will be fully vested and exercisable within 60 days of February 17, 2004.

(6)	Includes options to purchase an aggregate of 525,328 shares which will be fully vested and exercisable within 60 days of February 17, 2004.

(7)	Includes (i) options to purchase an aggregate of 332,772 shares which will be fully vested and exercisable within 60 days of February 17, 2004, (ii) 14,000 shares subject to further vesting restrictions

(8)	Includes options to purchase an aggregate of 66,000 shares which will be fully vested and exercisable within 60 days of February 17, 2004.

(9)	Includes options to purchase an aggregate of 56,000 shares which will be fully vested and exercisable within 60 days of February 17, 2004.

(10)	Includes options to purchase an aggregate of 65,000 shares which will be fully vested and exercisable within 60 days of February 17, 2004.

(11)	Includes 50,000 shares subject to further vesting restrictions.

(12)	Includes options to purchase an aggregate of 28,000 shares which will be fully vested and exercisable within 60 days of February 17, 2004.

(13)	Includes options to purchase an aggregate of 28,000 shares which will be fully vested and exercisable within 60 days of February 17, 2004.

(14)	Includes options to purchase an aggregate of 18,000 shares which will be fully vested and exercisable within 60 days of February 17, 2004.

(15)	Includes (i) options to purchase an aggregate of 3,185,237 shares held by the current officers and directors which will be fully vested and exercisable within 60 days of February 17, 2004, (ii) 201,600 shares held by the current officers subject to further vesting restrictions, and (iii) indirect holdings attributable to executive officers in the amount of 338,568 shares.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the “SEC”) and The Nasdaq Stock Market. Such officers, directors and 10% shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, the Company believes that its executive officers, directors and 10% shareholders complied with all Section 16(a) filing requirements applicable to them.

Other Business

      The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

      Whether or not you expect to attend the Annual Meeting of shareholders in person, you are urged to submit your proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instruction. You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by signing, dating and returning the enclosed proxy card and mailing in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the annual meeting. If you send in your proxy card or submit your proxy over the Internet or by telephone and then decide to attend the annual meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

ANNUAL REPORT ON FORM 10-K

      UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, NOVELLUS SYSTEMS, INC., 4000 NORTH FIRST STREET, SAN JOSE, CALIFORNIA 95134, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED A COPY OF THE 2003 ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES FILED THEREWITH.

THE BOARD OF DIRECTORS

Dated: March 15, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

NOVELLUS SYSTEMS, INC.

ANNUAL MEETING OF SHAREHOLDERS

April 16, 2004

The undersigned hereby appoints Richard S. Hill and Kevin S. Royal and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated on the reverse side all shares of Common Stock of Novellus Systems, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 a.m., local time on April 16, 2004, at the Company’s principal executive offices, 4000 North First Street, San Jose, California, 95134, or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on February 17, 2004 as the Record Date for determining the shareholders entitled to notice of and to vote at the 2004 Annual Meeting and any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE, FOR PROPOSAL 2 AND AGAINST PROPOSALS 3 AND 4.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

NOVELLUS SYSTEMS, INC.
ATTN: INVESTOR RELATIONS
4000 NORTH FIRST STREET
SAN JOSE, CA 95134

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS (HH)
AUTO DATA PROCESSING
INVESTOR COMM SERVICES
ATTENTION:
TEST PRINT
51 MERCEDES WAY
EDGEWOOD, NY
11717
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return to Novellus Systems, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

123,456,789,012.00000 000000000000 A/C 1234567890123456789
PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒						NOVLS1		KEEP THIS PORTION FOR YOUR RECORDS
---------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
NOVELLUS SYSTEMS, INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.								02 0000000000 288568327649

1.	To elect nine directors of the Company to serve for the ensuing year and until their successors are elected and qualified.			For All		Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For all Except” and write the nominee’s number on the line below.
	01) Richard S. Hill 02) Neil R. Bonke 03) Youssef A. El-Mansy 04) J. David Litster 05) Yoshio Nishi	06) Glen G. Possley 07) Ann D. Rhoads 08) William R. Spivey 09) Delbert A. Whitaker		☐		☐	☐

2.	Proposal to ratify and approve the appointment of Ernst & Young LLP as the independent auditors for the Company for the fiscal year ending December 31, 2004.			For ☐		Against ☐	Abstain ☐	Authority is hereby given to the proxies identified on the front of this card to vote in their discretion upon such other business as may properly come before the meeting or any postponement or adjournment thereof.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSALS 3 AND 4.				For		Against	Abstain

3.	Shareholder proposal regarding provision of non-audit services by independent auditors.			☐		☐	☐	Please sign exactly as your name appears on this proxy card. If shares are held jointly, each holder should sign. When signing as attorney,
4.	Shareholder proposal regarding executive compensation.			☐		☐	☐	executor, administrator, corporation, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
AUTO DATA PROCESSING INVESTOR COMM SERVICES ATTENTION: TEST PRINT 51 MERCEDES WAY EDGEWOOD, NY 11717
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household				Yes ☐	No ☐
123,456,789,012 670008A99 47
Signature (PLEASE SIGN WITHIN BOX) DATE			P90702					Signature (Joint Owners) DATE